                                                                  Exhibit (b)(1)



June 5, 1998

Edward R. Case
Treasurer
Armstrong World Industries, Inc.
313 West Liberty
Lancaster, PA 17603


Dear Ned:

You have requested J.P. Morgan Securities Inc. ("JPMSI") to act as Arranger of financing in the amount of $1,000,000,000 for Armstrong World Industries, Inc. ("Armstrong" or the "Borrower") for the acquisition (the "Transaction") of Triangle Pacific Corporation ("TPC") and general corporate purposes. You have also requested BancAmerica Robertson Stephens and Chase Securities Inc. to act as Co-Arrangers of such financing. Attached is an outline of the principal terms and conditions of the proposed loans to be made by Morgan Guaranty Trust Company of New York ("MGT"), Bank of America NT&SA("Bank of America"), and The Chase Manhattan Bank ("Chase," and, together with MGT and Bank of America, the "Underwriting Banks"), and other banks acceptable to MGT in consultation with the Borrower (the Underwriting Banks and such other banks being herein called the "Banks")), pursuant to loan documentation mutually acceptable to the Banks and the Borrower.

Each Underwriting Bank hereby severally commits to lend $333,333,333.33 on the attached terms and conditions (the "Commitments"). The Commitments are subject to (i) representations by the Borrower to the Underwriting Banks of its willingness to cooperate with the Underwriting Banks in structuring and promptly syndicating an appropriate credit facility to a broader syndicate of banks, including its willingness to make reasonable changes to the documents as requested by participants; (ii) the Underwriting Banks' current understanding of the proposed capital structure and the "BBB+" or better credit rating of the Borrower after giving effect to the Transaction and the financing referred to herein; (iii) the absence of material adverse changes in the financial condition, business, assets, results of operations, or prospects of the Borrower or its subsidiaries or TPC; (iv) the Undewriting Banks' satisfaction that prior to and during any syndication of the credit facility there shall be no competing offering, placement or arrangement of debt securities or bank financing on behalf of the Borrower, provided, however, that the Borrower's offering of PEPS securities will not be considered a competing financing; (v) the absence of adverse changes in the syndicated loan markets generally or in the regulatory environment that in the Underwriting Banks' reasonable judgment are likely to materially and adversely affect the syndication of the proposed financing; it being understood that there can be no assurance that such markets or regulatory environment will not so change in the future; and (vi) the negotiation, execution and delivery of mutully acceptabe definitive loan documentation (to be prepared by the Underwriting Banks' counsel, Davis Polk & Wardwell) by July 31, 1998; provided, however, that in the instances contemplated in clauses (ii) and
(v) the Borrower and

Underwriting Banks covenant to negotiate in good faith to reach an alternative price and or alternative other terms on which the financing shall proceed.

By signing below, Armstrong acknowledges its obligation to pay to each Underwriting Bank the following fees:

        (i) a structuring and advisory fee (to be paid to and retained in its entirety by such Underwriting Bank or its affiliates) of 11.5 basis points on such Underwriting Bank's Commitment, payable on the date Armstrong accepts this letter;

        (ii) a syndication fee (a portion of which will be paid to participating banks, with any remainder to be retained by such Underwriting Bank or its affiliates) of 10 basis points on such Underwriting Bank's Commitment, payable on the date of signing of definitive loan documentation; and

       (iii) an incremental syndication fee of 5 basis points, due on the amount, if any, of each Underwriting Bank's Commitment in excess of $100 million immediately after general syndication. Such fee, if any, is payable on the allocation date of such general syndication.

Armstrong agrees that, once paid, the fees or any part thereof payable hereunder shall not be refundable under any circumstances. All fees payable hereunder shall be paid in immediately available funds.

By signing below Armstrong acknowledges its obligation to pay the reasonable out-of-pocket costs and expenses of the Arranger, the Co-Arrangers and the Underwriting Banks and the reasonable fees and disbursements of the Underwriting Banks' counsel, Davis Polk & Wardwell, regardless of whether any loan documents are agreed to and signed by the Banks and Armstrong, and regardless of whether any loans are actually made. Armstrong also acknowledges its obligation to pay JPMSI and MGT and fees referred to in the Supplemental Fee Letter dated as of the date hereof. Fees payable to each Underwriting Bank hereunder shall be allocated between it and its affiliates as they may mutually determine.

Armstrong acknowledges that each of the Underwriting Banks may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Armstrong may have conflicting interests regarding the transactions described herein and otherwise.

The Borrower by signing below agrees to indemnify and defend the Arranger, the Co-Arrangers, the Underwriting Banks and each other Bank, their respective affiliates and the respective directors, officers, Underwriting Banks and employees of the foregoing from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses of any kind, including without limitation the fees and disbursements of counsel, incurred by any of them arising out of or by reason of their role hereunder or any investigation, litigation or other proceeding brought or threatened relating to any loan made or proposed to be made to the Borrower in connection with the matters herein referred to

(including, but without limitation, any use made or proposed to be made by the Borrower or any of its affiliates of the proceeds of such loans, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the indemnitee as determined by a final judgment of a court of competent jurisdiction).

Upon acceptance of this letter, you agree that the commitment letters, dated March 1998, between the Underwriting Banks and the Borrower are hereby terminated.

If you accept and agree to this proposal, please so indicate by signing in the space provided below and returning a copy of this letter to us. This proposal will expire at the close of business on June 19, 1998 if not accepted by you in writing by that time.

Very truly yours,

MORGAN GUARANTY TRUST           J.P MORGAN SECURITIES INC.
 COMPANY OF NEW YORK

By: /s/ John M. Mikolay         By: /s/ Charles H. King
   ----------------------          ----------------------
Name: John M. Mikolay           Name: Charles H. King
Title: Vice President           Title: Vice President
60 Wall Street                  60 Wall Street
New York, New York 10260-0060   New York, New York 10260-0060
Telephone: 212-648-6988         Telephone: 212-648-7138
Telecopier: 212-648-5018        Telecopier: 212-648-5336


BANK OF AMERICA NT&SA           BANCAMERICA ROBERTSON
                                STEPHENS
By: /s/ Dale R. Mason           By: /s/ Keith C. Barnish
   ----------------------          ----------------------
Name: Dale R. Mason             Name: Keith C. Barnish
Title: Vice President           Title: Sr. Managing Director
355 Madison Avenue              355 Madison Avenue
New York, New York 10017        New York, New York 10017
Telephone: 212-503-7939         Telephone:
Telecopier: 212-503-7066        Telecopier:

THE CHASE MANHATTAN BANK        CHASE SECURITIES, INC.

By: /s/ Karen M. Sharf          By:
   ----------------------          -----------------------
Name: Karen M. Sharf            Name:
Title: Vice President           Title:
270 Park Avenue                 270 Park Avenue
New York, New York 10017        New York, New York 10017
Telephone 212-270-5659          Telephone:
Telecopier: 212-270-5120        Telecopier:

                       SUMMARY OF TERMS AND CONDITIONS
                     FOR ARMSTRONG WORLD INDUSTRIES, INC.



Terms and conditions for this facility not mentioned below will be substantially similar to those in the existing $300,000,000 Credit Agreement dated as of February 7, 1995, and amended as of April 9, 1996 ("Existing Credit Agreement").

Borrower:                       Armstrong World Industries, Inc.

Total Facility Amount:          $1,000,000,000.

Arranger:                       J.P. Morgan Securities Inc.

Co-Arrangers:                   BancAmerica Robertson Stephens and Chase
                                Securities Inc.

Administrative Agent:           Morgan Guaranty Trust Company of New York
                                ("Morgan").

Documentation Agent:            Bank of America NT&SA.

Syndication Agent:              Chase Securities, Inc.

Purpose: To provide financing for the acquisition of Triangle Pacific Corporation by the Borrower ("TPC") and general corporate purposes.

Lenders: Syndicate of lenders acceptable to Morgan in consultation with the Borrower (the "Banks").

Facility Description:           A 364-day fully revolving credit facility.

Increase Option:                None.

Money Market Option:            None.

Mandatory Commitment            The first $500 million of net proceeds from any
Reduction:                      issuance of equity or long term debt shall be
                                used to permanently reduce the Commitments, excluding, however, the proceeds of the Borrower's disposition of Dal-Tile stock or any issuance of securites in conjunction with the purchase of DLW A.G.

Facility Pricing:               Pricing on the commitments and loans, expressed
                                in basis points per annum, will vary according to the pricing level commensurate with credit quality (see attached pricing Grid)

Conditions to Closing:          Substantially similar to the Existing Credit
                                Agreement, including:

                                1.      Negotiation and execution of
                                        satisfactory closing documentation
                                        including legal opinions satisfactory to the Banks.
                                2.      Deal-specific requirements, if any;
                                        regulatory approvals, licenses, etc., if any.

Condition to First              Closing of purchase of TPC on terms
Borrowing:                      substantially similar to those outlined in the
                                purchase agreement (the terms of which the Agents shall have approved.)

Conditions to all Borrowings:   Substantially similar to the Existing Credit
                                Agreement.

Covenants:                      Substantially similar to the Existing Credit
                                Agreement. However, Section 5.07 shall be amended to change $500,000,000 to $650,000,000.

Events of Default:              Substantially similar to the Existing Credit
                                Agreement.

Transfers and Participations:   Banks will have the right to transfer or sell
                                participations in their loans or commitments with the transferability of voting rights in the case of participations limited to changes in principal, rate, fees and terms. Assignments will be allowed with the consent (not to be unreasonably withheld) of the Borrower and the Administrative Agent, provided that no consent shall be required for assignments within the Bank group and the Banks' affiliates or where a default is occurring.

Indemnification:                The Borrower will indemnify the Banks against
                                all losses, liabilities, claims, damages, or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlement costs (except such as result from the indemnitee's gross negligence or willful misconduct).

Governing Law:                  State of New York.


                                                         PRICING GRID FOR
                                                ARMSTRONG WORLD INDUSTRIES FACILITY


                                                     (basis points per amnum)
____________________________________________________________________________________________________________________________________
PRICING LEVEL                   LEVEL I                         LEVEL II                        LEVEL III                 LEVEL IV
____________________________________________________________________________________________________________________________________
Basis for Pricing:      If the Borrower's senior        If the Borrower's senior        If the Borrower's senior        If Levels I,
                        unsecuried long-term debt is    unsecured long-term debt is     unsecured long-term debt is     II, and III
                        rated A or above by S&P or      rated A-by S&P or A3 by         rated BBB+by S&P and            do not apply
                        A2 or above by Moody's          Moody's                         Baa1 by Moody's
____________________________________________________________________________________________________________________________________
Facility Fee /ii/               5.0                             6.5                             8.0                         10.0
____________________________________________________________________________________________________________________________________
LIBOR Margin less than         22.5                            23.5                            27.0                         32.5
1/3rd Used
____________________________________________________________________________________________________________________________________
LIBOR Margin greater           30.0                            33.5                            37.0                         45.0
than or equal to 1/3rd
Used /iii/
____________________________________________________________________________________________________________________________________
less than 1/3rd Used           27.5                            30.0                            35.0                         42.5
LIBOR + (Facility Fee
+ LIBOR Margin)
____________________________________________________________________________________________________________________________________
greater than or equal          35.0                            40.0                            45.0                         55.0
to 1/3rd Used LIBOR +
(Facility Fee +
LIBOR Margin)
____________________________________________________________________________________________________________________________________

_______________________

i Pricing shall be at Level III until the Borrower's ratings are affirmed by both S&P and Moody's.

ii After December 31, 1998, the Facility Fee on any Commitments in excess of $500 million shall double (the "Refinancing Incentive Fee.")

iii On any date when the total amount of Loans equals or exceeds 33.3% of the Commitments, this LIBOR Margin shall apply to all Loans.

If the Borrower's rating are split by one notch, the higher of the two ratings shall apply. If the Borrower's ratings are split by two or more notches, the midpoint or the lower of the two midpoint ratings shall apply.